Exhibit 99.1

Source: IGN Entertainment, Inc.

IGN Reports Positive Cash-Flow Quarter

Q1 Revenue Up 45 Percent Year-Over-Year

May 01, 2003—San Francisco, CA: IGN Entertainment (Nasdaq: IGNX)—home to IGN.com, the web’s largest information and entertainment destination for gamers—today announced its first quarter 2003 results. For the quarter ended March 31, 2003, IGN reported revenue of $3.4 million, representing a 45 percent increase from $2.3 million for the same period a year ago.

Net Loss

In the first quarter of 2003, the company reported a net loss of $562,000, or $0.26 per share. This compares to a net profit of $204,000, or $0.09 per share, for the prior quarter, and a net loss of $6.3 million, or $3.58 per share, for the year ago quarter. The net loss in the first quarter of 2003 included $175,000 of depreciation expense.

Operating Expenses

Operating expenses were $3.6 million in the first quarter of 2003, down slightly from $3.7 million in the prior quarter and down $4.6 million from $8.2 million in first quarter of last year. Operating expenses in the first quarter of last year included $5.0 million of restructuring and asset impairment charges, offset by a $1.1 million gain on the sale of assets.

First quarter 2003 cost of revenue was $277,000, compared to $294,000 in the prior quarter and $402,000 in the first quarter of last year. As a result, the company’s gross profit margin in the first quarter of 2003 was 92%, down from 93% in the prior quarter, but up from 83% in the first quarter of 2002.

Positive Cash Flow

During the first quarter of 2003, the company’s cash balance grew $93,000 to $3.5 million. This positive cash flow resulted primarily from collections on the large amount of receivables carried over from the previous quarter and higher than expected first quarter revenue. Accounts receivable totaled approximately $2.2 million at the end of the first quarter, representing approximately 64 days sales outstanding, and were down $773,000 from approximately $2.9 million at December 31, 2002.

Year-Over-Year Revenue Growth

“We were pleasantly surprised by the strength of our first quarter performance, especially given that the first quarter is typically the slowest period in our seasonal business,” said Mark Jung, IGN’s CEO. “The fact that first quarter revenue was up 45 percent from the same period a year ago bodes well for the remainder of the year and reflects an increase in the online ad budgets of our customers.

“This is especially true for our advertising clients in the gaming industry. Last year, game publishers spent approximately $630 million in advertising and marketing, but less than three percent of that total went to online marketing programs. This year, however, we are expecting that percentage to increase significantly, given early feedback that we have received from the leading publishers. In fact, as of March 31, year-to-date bookings from the top twelve publishers have exceeded more than two-thirds of the entire amount that these same publishers spent with us during all of last year.”

For the first quarter, advertising and marketing programs represented 81 percent of IGN’s revenue. Broken down by customer type, 56 percent of first quarter ad and marketing sales came from game publishers, 36 percent came from consumer goods companies and eight percent came from movie studios. The company’s first quarter advertising customers included top game companies such as Activision, Electronic Arts, Infogrames, Microsoft, Nintendo, Sega and Sony, as well as consumer brands such as Best Buy, Dell, Coca-Cola, Honda, Levi’s, Target, Unilever and Volkswagen.

Subscriptions

The company added 3,000 net new subscribers to its IGN Insider program during the first quarter, increasing its subscriber base to 76,000 as of March 31, 2003. As a result, subscription revenue grew by seven percent over the prior quarter to $582,000, and represented 17 percent of revenue for the quarter. Additionally, the company added over 100,000 new registered users during the quarter, bringing IGN’s registered user database to approximately 5.7 million at quarter end.

Expanded Content Offerings

In the last few months, the company has added new channels to the IGN network, increasing the content and services available to all IGN readers, while providing more inventory and a larger audience to service IGN’s marketing customers. During the first quarter, the company introduced the IGN Music channel and the IGN Cars channel, and shortly after the close of the quarter, added the IGN Wireless channel. The broadening of IGN’s entertainment content offerings reflects the fact that IGN’s audience of 8 million gamers is made up of active young males with a variety of interests and passion centers. The decision to launch these new channels was partly in response to audience demand, and party in response to advertiser demand. In fact, each of these new channels is sponsored by one of IGN’s marketing partners.

After the close of the quarter, the company also acquired the VE3D web site, which enhances IGN’s reach among hardcore fans of PC games. VE3D is particularly known for its in-depth coverage of action and strategy PC games, which complements the in-depth coverage of massively multiplayer online role-playing PC games (MMORPGs) provided by IGN’s Vault Network.

Enhanced Marketing Programs

IGN continues to expand and enhance the types of marketing solutions it offers its advertising and marketing customers. To that end, the company is in the process of launching a video streamed ad capability, which will enable IGN to insert streamed ads into the streamed movie and game trailers that the IGN audience downloads. This ad solution allows the advertiser to use its existing television creative for online ads that are imbedded into a very popular content item with IGN’s audience. IGN readers currently download more than one million movie and game video clips a month.

Upward Revision of 2003 Revenue Forecast

Given the company’s first quarter performance, we are revising our estimate for FY 2003 revenue slightly upward to the $16.5 million to $17.5 million range.

Use of Non-GAAP Financial Information

To supplement our financial statements presented in accordance with GAAP, IGN uses non-GAAP measures of operating results, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. Further, these non-GAAP results are one of the primary indicators management uses for planning and forecasting in future periods. Accordingly, we believe this information is useful for investors. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

Forward-Looking Statements

The forward-looking statements in this press release reflect IGN’s expectations as of May 1, 2003. As mentioned below, a wide variety of factors, most notably ongoing market uncertainties, may cause actual results to differ materially from those forecast in these forward-looking statements. IGN assumes no obligation to update its forward-looking statements. The company, however, does reserve the right to update its financial outlook at any time for any reason.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, the statements above regarding future revenue include forward-looking statements. These statements are based upon the beliefs and current expectations of IGN Entertainment, Inc. and its management. Such statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed therein. Risks and uncertainties that may cause such differences include, but are not limited to, our ability to maintain and expand our base of advertising and marketing customers, our ability to retain or grow our subscriber base, our ability to grow our e-commerce and online game arcade revenue, changes in market conditions in the U.S. economy and in the on-line advertising industry, changes in market conditions and competition in the video game software and platform industries, our limited operating history under a new and changing business model, our ability to diversify and grow revenue or to achieve long-term profitability, our ability to continue to develop content and service offerings that attract users and achieve market acceptance, and other risks detailed in the company’s documents filed with the SEC, including the company’s Form 10-K for the year ended December 31, 2002, and all subsequent filings, including quarterly reports on Form 10-Q. Specifically, please refer to the “Risk Factors” section of IGN’s Form 10-K filed with the SEC.

IGN has cancelled the quarterly results conference call, which originally had been scheduled for 2:00 p.m. PDT today, Thursday, May 1.

About IGN Entertainment

IGN Entertainment (Nasdaq: IGNX), through its flagship network IGN.com, is the Internet’s leading information and entertainment destination for teen and young adult gamers. IGN serves its audience by providing both free and subscription-based content and services. IGN’s award winning content—two Webby People’s Voice Awards and two Wired Magazine’s Readers Raves Awards—attracts more than eight million unique visitors a month, including over 5.6 million registered users and more than 75,000 paying subscribers. IGN offers its business customers a full spectrum of integrated marketing solutions to reach this large web-centric audience. These products include fixed placement and impression-based advertising, sponsorships, permission marketing, custom publishing, e-commerce, direct e-mail marketing and content licensing. For more information, please visit http://www.ign.com.

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Financial Tables Follow

IGN Entertainment, Inc.

Condensed Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ending March 31,
	2003	2002
Revenue	$3,354	$2,321
Cost of revenue	277	402

Gross profit	3,077	1,919
Operating expenses:
Production and content	781	1,061
Engineering and development	643	1,303
Sales and marketing	1,637	1,363
General and administrative	583	555
Stock-based compensation	—	41
Amortization of goodwill	—	—
Restructuring and asset impairment charges	—	5,032
Gain on sale of assets	—	(1,114)

Total operating expenses	3,644	8,241

Earnings from operations	(567)	(6,322)
Interest and other income (expense), net	5	29
Net loss	$(562)	$(6,293)

Net loss per share—basic and diluted	$(0.26)	$(3.58)

Weighted average shares outstanding	2,191	1,760

Net Loss Before Significant Non-Cash items, Restructuring

Charges and Gain on Sale of Assets

(in thousands, except per share amounts)

	Three Months Ending March 31,
	2003	2002
Net loss	$(562)	$(6,293)
Significant non-cash items, restructuring charges and gain on sale of assets
Stock-based compensation	—	41
Amortization of goodwill	—	—
Depreciation	175	899
Restructuring and asset impairment charges	—	5,032
Gain on sale of assets	—	(1,114)

Net loss before significant non-cash items, restructuring charges and gain on sale of assets	$(387)	$(1,435)

Non-GAAP loss per share before significant non-cash items, restructuring charges and gain on sale of assets—basic and diluted	$(0.18)	$(0.82)

IGN Entertainment, Inc.

Condensed Balance Sheets (unaudited)

(in thousands)

	March 31, 2003	December 31, 2002

Assets
Current assets:
Cash and cash equivalents	$3,500	$3,407
Accounts receivable, net	2,156	2,929
Prepaid expenses and other current assets	626	531

Total current assets	6,282	6,867
Restricted cash	794	781
Goodwill, net	1,949	1,949
Fixed assets, net	1,005	917
Other assets	84	84

Total assets	$10,114	$10,598

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$2,940	$2,846
Deferred revenue	1,045	1,071
Current accrued restructuring charges	239	236

Total current liabilities	4,224	4,153
Accrued restructuring charges, less current portion	1,253	1,315
Deferred rent	347	399
Stockholders’ equity:
Common stock	2	2
Treasury stock	(1,176)	(1,176)
Additional paid-in capital	152,207	152,086
Accumulated deficit	(146,743)	(146,181)

Total stockholders’ equity	4,290	4,731

Total liabilities and stockholders’ equity	$10,114	$10,598